OLYMPIC WEDDINGS INTERNATIONAL, INC.

1453 Johnston Road, #71510,

White Rock, British Columbia, Canada, V4B 5J5

Phone 604-506-8991

July 7, 2006

Via Edgar and Overnight Delivery

Effie Simpson, Staff Accountant

Securities and Exchange Commission

450 Fifth Street N.W.

Washington, D.C. 20549

Re:

Olympic Weddings International, Inc. (the “Company”)

Form 8-K

Filed June 26, 2006

Dear Ms. Simpson:

In connection with responding to your letter dated June 28, 2006, regarding the above-referenced Form 8-K, the Company hereby acknowledges:

•

The Company is responsible for the adequacy and accuracy of the disclosure in the filings;

•

Staff comments or changes to disclosure in response to staff comments in the filings reviewed by the staff do not foreclose the Commission from taking any action with respect to the filing; and

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The Company may not assert staff comments as a defense in any proceeding initiate by the Commission or any person under the federal securities laws of the United States.

Sincerely,

/s/ Brent Sheppard

President